Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Tammy Roberts Myers
Sept. 12, 2006		(614) 492-4954
Bryan Stockton Named To Bob Evans Farms, Inc. Board,
Director Dan Evans Retires
COLUMBUS, Ohio – The Bob Evans Farms, Inc. board of directors announced today the appointment of Bryan G. Stockton, of Los Angeles, to the company’s board. Stockton, executive vice president, International for Mattel, Inc., fills the position vacated by Daniel E. Evans, former chief executive officer and chairman of the board, who retired from the board in August 2006. Mr. Stockton will also serve on the compensation committee of the board.
     “We are enthusiastic to bring an individual of Bryan’s caliber with significant expertise in operations, marketing and strategic planning to the Bob Evans Farms, Inc. board,” said Chairman of the Board Robert E.H. Rabold. “His foodservice and packaged goods experience and his integrity as a person make him a remarkable fit for our group as we continue our focus on enhancing stockholder value and good corporate governance.”
     Rabold added, “On behalf of the board and all of our stockholders, I want to thank Dan Evans for the unwavering service that he has given our company for more than three decades. We wish him the best in retirement.”
     Stockton, an independent director, is responsible for the marketing and selling of the Fisher-Price and Mattel Brands portfolios outside the United States. Stockton joined Mattel in November 2000 as executive vice president of business planning and development. Prior to joining Mattel, Stockton served as president and chief executive officer of Basic Vegetable Products, a privately owned company, and held a variety of positions during his 22 years at Kraft Foods, Inc., including president of Kraft’s North American foodservice division.
     Stockton received a Bachelor of Science and a Masters of Business Administration from Indiana University. He serves on the board of the Mattel Children’s Hospital at UCLA; is the treasurer of the Toy Industry Association and is a member of the board of trustees at Otis College of Art & Design in Los Angeles.
     Bob Evans Farms, Inc. owns and operates 588 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 104 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.